Exhibit 99.1

For additional information, contact:

Edward C. Barrett
Executive Vice President
Chief Financial Officer
Daytime: 610.603.7251

NASDAQ: VIST
www.VISTfc.com
For Immediate Release

VIST Financial Corp.

Announces First Quarter 2011 Earnings & Cash Dividend

Wyomissing, Pennsylvania, April 26, 2011. VIST Financial Corp. (NASDAQ: VIST) reported net income of $506,000 for the first quarter of 2011, as compared to $713,000 for the same period in 2010.  Basic and diluted earnings per common share were $0.01 for the first quarter of 2011, as compared to basic and diluted earnings per common share of $0.05 for the same period in 2010.

The operating results for the first quarter of 2011 were negatively impacted by (i) $804,000 of net losses recognized on the sale of other real estate owned, as compared to $16,000 for the first quarter of 2010 and (ii) approximately $400,000 of integration expenses associated with the previously announced acquisition of Allegiance Bank of North America (“Allegiance”).

Commenting on the first quarter 2011 results, Robert D. Davis, President and Chief Executive Officer of VIST Financial Corp. said, “While the national and regional business climate continues to slowly improve, the lagging effects of the recent recession continue to influence our operating results.  Recognizing the remaining challenges, which include elevated asset quality costs and potential OTTI charges that will remain an influence on our results through 2011, we continue to be cautiously optimistic about the future opportunities for VIST Financial.”

Davis stated, “We improved our net interest margin for the quarter; however commercial loan outstandings decreased from year-end as a result of a conscious decision to exit a number of commercial loan relationships which did not meet our credit standards.  Our commercial loan pipeline is strong which suggests an annual growth rate of 5-7% in 2011.  Our overall asset quality metrics continue to be stable with non-performing assets declining by $2.1 million or 6% at March 31, 2011 compared to year end.  Our net charge-offs for the quarter totaled $1.8 million with provision expense totaling $2.2 million, thereby improving our overall allowance for loan loss coverage of both total loans and non-performing loans.”

“The Allegiance Bank acquisition of November 19, 2010, was accretive to shareholder return during the first quarter,” Davis continued.  “The former Allegiance Bank will be fully integrated with VIST Financial during the second quarter of 2011, which will reduce a significant portion of the $400,000 in merger and conversion related expenses incurred during the first quarter of 2011.”

Declaration of Cash Dividend

The Corporation reported that the Board of Directors declared a cash dividend of $0.05 per share on the Company’s common stock to shareholders of record on May 6, 2011 payable May 13, 2011.

Davis concluded, “We are pleased that our Board of Directors has declared a cash dividend.  By this action, our Board respects both the need to preserve capital while demonstrating confidence in our future operating results.”

Net interest income increased $1.8 million, or 19%, to $11.5 million for the first quarter of 2011, as compared to $9.7 million for the same period in 2010.  The increase in net interest income for the first quarter of 2011 reflects a higher level of total loans resulting from strong commercial loan growth, in addition to the covered loans acquired in the Allegiance acquisition, and a reduction in interest expense on deposits. The average balance of loans (including covered loans) for the first quarter of 2011 increased by $159.5 million or 17%, to $1.1 billion, as compared to $912.5 million for the same period in 2010.  The cost of interest-bearing deposits decreased to 1.49% for the first quarter of 2011, as compared to 1.93% for same period in 2010.  The Corporation’s taxable-equivalent net interest margin percentage improved to 3.73% for the first quarter of 2011, as compared to 3.40% for same period in 2010.

The provision for loan losses was $2.2 million for the first quarter of 2011, as compared to $2.6 million for the same period in 2010. The allowance for loan losses as a percentage of total loans increased to 1.65% of loans at March 31, 2011, as compared to 1.55% of loans at December 31, 2010, and 1.41% of loans at March 31, 2010. The increased level of the allowance for loan losses reflects continued credit risk related to certain commercial credits that remain stressed as a result of the prolonged economic downturn. At March 31, 2011, total non-performing loans were $28.6 million or 3.1% of total loans compared to $23.6 million or 2.6% of total loans at March 31, 2010. The Corporation closely monitors the loan portfolio and the adequacy of the loan loss reserve by regularly evaluating borrower financial performance, underlying collateral values and other relevant factors.

Total assets increased by approximately $73.1 million or 5%, to $1.41 billion at March 31, 2011 from $1.34 billion at March 31, 2010. Total deposits increased by approximately $87.3 million or 8%, to $1.15 billion at March 31, 2011 from $1.06 billion at March 31, 2010.  The year-over-year increase in total assets and total deposits was primarily the result of the Allegiance acquisition. At March 31, 2011, total covered loans and deposits associated with the Allegiance acquisition were $62.8 million and $65.4 million, respectively.  The remaining increase in total assets and total deposits was the result of strong commercial loan and retail deposit growth, respectively.

VIST Financial Corp. is diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance, investments, wealth management, and title insurance services throughout Berks, Southern Schuylkill, Montgomery, Delaware, Philadelphia and Lancaster Counties.

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Quarterly Shareholder and Investor Conference Call

In conjunction with the Annual Meeting of shareholders, VIST Financial Corp. will host a quarterly shareholder and investor conference call on Tuesday, April 26, 2011 at 10:00 a.m. ET. Interested parties can join the conference call and ask questions by dialing 877.317.6789 or listening through the computer by clicking on the following link:

http://www.talkpoint.com/viewer/starthere.asp?Pres=135282

The conference call webcast and a copy of the Annual Shareholder Meeting presentation can also be accessed through a link located under the Investor Relations page within VIST Financial Corp’s website:  http://www.VISTfc.com.

To replay the conference call, dial 877.344.7529 (Conference # 450385) which will be available one hour after the end of the meeting on April 26, 2011.  The conference call will be archived for 90 days and will be available at the link above and on the Company’s Investor Relations webpage.

VIST FINANCIAL CORP. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

	March 31,	December 31,	March 31,
	2011	2010	2010
Assets
Cash and due from banks	$15,633	$15,443	$20,293
Federal funds sold	18,000	1,500	35,575
Interest-bearing deposits in banks	54	872	432
Total cash and cash equivalents	33,687	17,815	56,300

Mortgage loans held for sale	196	3,695	2,229
Securities available for sale	288,952	279,755	274,190
Securities held to maturity	2,028	2,022	2,089
Federal Home Loan Bank stock	6,749	7,099	5,715
Loans, net of allowance for loan losses ($15,283 at March 31, 2011; $14,790 at December 31, 2010 and $12,770 at March 31, 2010)	910,911	939,573	891,992
Covered loans	62,818	66,770	—
Premises and equipment, net	5,844	5,639	6,225
Other real estate owned	1,769	5,303	7,441
Covered other real estate owned	711	247	—
Identifiable intangible assets	3,658	3,795	4,052
Goodwill	41,858	41,858	39,982
Bank owned life insurance	19,471	19,373	19,028
FDIC prepaid deposit insurance	3,428	3,985	5,294
FDIC indemnification asset	7,014	7,003	—
Other assets	22,750	21,080	24,243
Total assets	$1,411,844	$1,425,012	$1,338,780

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$120,053	$122,450	$106,800
Interest bearing	1,028,915	1,026,830	954,824
Total deposits	1,148,968	1,149,280	1,061,624
Securities sold under agreements to repurchase	105,194	106,843	113,985
Borrowings	—	10,000	10,000
Junior subordinated debt, at fair value	18,593	18,437	19,714
Other liabilities	7,088	8,005	7,729
Total liabilities	1,279,843	1,292,565	1,213,052

Shareholders’ Equity
Preferred stock: $0.01 par value; authorized 1,000,000 shares; $1,000 liquidation preference per share; 25,000 shares of Series A 5% (increasing to 9% in 2014) cumulative preferred stock issued and outstanding; Less: discount of $1,365 at March 31, 2011, $1,480 at December 31, 2010 and $1,801 at March 31, 2010	23,635	23,520	23,199
Common stock, $5.00 par value; authorized 20,000,000 shares	32,898	32,732	29,333
Stock Warrants	2,307	2,307	2,307
Surplus	65,493	65,506	63,800
Retained earnings	12,711	12,960	11,893
Accumulated other comprehensive loss	(4,852)	(4,387)	(4,613)
Treasury stock: 10,484 shares at cost	(191)	(191)	(191)
Total shareholders’ equity	132,001	132,447	125,728
Total liabilities and shareholders’ equity	$1,411,844	$1,425,012	$1,338,780

Common Stock:
Shares issued	6,579,626	6,546,273	5,866,460
Shares outstanding	6,569,142	6,535,789	5,855,976

VIST FINANCIAL CORP. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands, except share data)

	Three Months Ended March 31,
	2011	2010
Interest and dividend Income
Interest and fees on loans	$13,979	$12,443
Interest on securities:
Taxable	2,553	2,947
Tax-exempt	334	396
Dividend income	22	10
Other interest income	5	8
Total interest income	16,893	15,804

Interest expense
Interest on deposits	3,784	4,502
Interest on securities sold under agreements to repurchase	1,176	1,182
Interest on borrowings	7	98
Interest on junior subordinated debt	406	345
Total interest expense	5,373	6,127

Net interest income	11,520	9,677
Provision for loan losses	2,230	2,600
Net interest income after provision for loan losses	9,290	7,077

Non-interest income:
Customer service fees	417	583
Mortgage banking activities, net	169	134
Commissions and fees from insurance sales	2,837	3,076
Broker and investment advisory commissions and fees	180	135
Earnings on bank owned life insurance	98	78
Other commissions and fees	438	504
Other income	10	43
Net losses on sale of other real estate owned	(804)	(16)
Net realized gains on sales of securities	89	92
Total other-than-temporary impairment losses on investments	8	(940)
Portion of non-credit impairment loss recognized in other comprehensive loss	(72)	844
Net credit impairment loss recognized in earnings	(64)	(96)

Total non-interest income	3,370	4,533

Non-interest expense:
Salaries and employee benefits	5,911	5,419
Occupancy expense	1,300	1,148
Furniture and equipment expense	665	624
Marketing and advertising expense	319	246
Identifiable intangible amortization	138	133
Professional services	1,056	609
Outside processing expense	1,069	1,031
FDIC deposit and other insurance expense	683	532
Other real estate owned expense	412	481
Other expense	805	852
Total non-interest expense	12,358	11,075

Income before income taxes	302	535
Income tax benefit	(204)	(178)
Net income	506	713
Preferred stock dividends and discount accretion	(427)	(420)
Net income available to common shareholders	$79	$293

Per Common Share Data
Average shares outstanding	6,561,492	5,844,949
Basic earnings per common share	$0.01	$0.05
Average shares outstanding for diluted earnings per share	6,615,779	5,882,071
Diluted earnings per common share	$0.01	$0.05
Cash dividends declared per common share	$0.05	$0.05

Net interest margin (fully taxable equivalent)	3.73%	3.40%

VIST FINANCIAL CORP. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands)

	As Of and For The Three-Month Period Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010

Loans outstanding	$926,194	$954,363	$927,579	$895,584	$904,762
Covered loans outstanding	62,818	66,770	n/a	n/a	n/a
Troubled debt restructurings (accruing)	11,115	10,772	12,975	6,333	6,150
Allowance for loan losses	15,283	14,790	14,418	12,825	12,770

NON-PERFORMING ASSETS:
Non-accrual loans	$28,120	$26,513	$25,938	$22,204	$23,635
Loans past due 90 days or more still accruing	456	594	196	294	204
Total non-performing loans	28,576	27,107	26,134	22,498	23,839
Other real estate owned	1,769	5,303	3,531	5,148	7,441
Total non-performing assets	$30,345	$32,410	$29,665	$27,646	$31,280

ASSET QUALITY STATISTICS:
Net charge-offs to average loans (annualized)	0.74%	0.75%	0.77%	0.72%	0.56%
Allowance for loan losses as a percent of loans	1.65%	1.55%	1.55%	1.43%	1.41%
Allowance for loan losses as a percent of non-performing loans	53.48%	54.56%	55.17%	57.02%	53.58%
Allowance for loan losses as a percent of non-performing assets	50.36%	45.63%	48.60%	46.39%	40.82%
Net charge-offs	1,737	1,678	1,957	1,955	1,279
Non-performing assets to total assets *	2.25%	2.39%	2.18%	2.15%	2.34%

NON-PERFORMING COVERED ASSETS:
Covered non-accrual loans	$4,036	$4,408	n/a	n/a	n/a
Covered other real estate owned	711	247	n/a	n/a	n/a

* Excludes covered assets

VIST FINANCIAL CORP. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands)

	Average Balances
	For the Three Months Ended
	March 31,
	2011	2010
Assets
Federal funds sold	$9,417	$29,001
Investment securities and interest bearing cash	280,276	269,042
Federal Home Loan Bank stock	5,289	5,715
Mortgage loans held for sale	1,278	960
Loans:
Commercial loans	777,265	733,065
Consumer loans	114,722	130,650
Mortgage loans	50,630	48,774
Total loans	$942,617	$912,489

Covered loans	64,053	—

Interest-earning assets	1,297,641	1,211,492

Goodwill and intangible assets	45,601	44,115
Total assets	$1,415,630	$1,328,709

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing deposits	$118,970	$102,355

Interest bearing deposits:
NOW, money market and savings	538,664	496,785
Time deposits	490,552	448,819
Total Interest-Bearing Deposits	1,029,216	945,604

Total deposits	$1,148,186	$1,047,959

Securities sold under agreements to repurchase	$107,193	$115,827
Borrowings	1,000	11,111
Junior subordinated debt	18,438	19,658

Interest-bearing liabilities	1,155,847	1,092,200

Shareholders’ equity	$132,183	$125,852